Exhibit 99.1

      The TJX Companies, Inc. Reports Third Quarter FY08 Results


    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Nov. 13, 2007--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 27, 2007. Net sales from continuing operations for the third quarter of fiscal 2008 increased 6% to $4.7 billion, and consolidated comparable store sales increased 3% over last year. Net income from continuing operations for the third quarter was $249 million and diluted earnings per share from continuing operations were $.54, a 13% increase over last year's $.48.

    For the first nine months of fiscal 2008, net sales from continuing operations were $13.2 billion, a 7% increase over last year, and consolidated comparable store sales increased 3% over the prior year. Net income from continuing operations was $471 million and diluted earnings per share from continuing operations were $1.00, compared to $1.12 in the prior year period. These year-to-date, fiscal 2008 earnings results reflect after-tax charges of $130 million, or $.28 per share, related to the previously reported unauthorized computer intrusion(s). Excluding these charges, adjusted diluted earnings per share from continuing operations for the first nine months of fiscal 2008 were $1.28, a 14% increase over $1.12 for the prior year.

    Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, "I am very pleased with our third quarter performance. The 13% increase in earnings per share from continuing operations was achieved on top of a very strong 50% increase last year, clearly demonstrating our ability to deliver sustained earnings growth, even in difficult environments and against tough comparisons. These results were achieved through solid execution of the off-price model, specifically our disciplined management of inventories and open-to-buy, as well as our continued focus on cost reduction. While sales were slightly below plan, we believe this was mostly due to unseasonably warm weather through the majority of September and October. Importantly, as the weather cooled towards the end of the quarter, we saw a strong surge in sales and demand for cold weather apparel. We enter the fourth quarter with very clean, fresh inventories, and significantly more liquidity than at this time last year, which positions us well to take advantage of a market full of buying opportunities and flow great gift product throughout the holiday selling season."

    Sales by Business Segment

    The Company's comparable store sales and net sales from continuing operations by division, in the third quarter, were as follows:

                                       Third Quarter     Third Quarter
                                     Comparable Store    Net Sales ($
                                           Sales          in millions)
                                   --------------------- -------------
                                     FY2008     FY2007   FY2008 FY2007
---------------------------------- ---------- ---------- ------ ------
Marmaxx(a)                          -1%        +5%       $3,009 $2,947
---------------------------------- ---- ----- ---- ----- ------ ------
Winners/HomeSense                  +15% (US$) +11% (US$)   $559   $477

                                    +5% (C$)   +5% (C$)
---------------------------------- ---- ----- ---- ----- ------ ------
T.K. Maxx                          +13% (US$) +17% (US$)   $568   $481

                                    +6% (GBP) +11% (GBP)
---------------------------------- ---- ----- ---- ----- ------ ------
HomeGoods                           +4%        +5%         $372   $336
---------------------------------- ---- ----- ---- ----- ------ ------
A.J. Wright                          0%        +4%         $151   $148
---------------------------------- ---- ----- ---- ----- ------ ------
Bob's Stores                        -2%        +2%          $79    $83
---------------------------------- ---- ----- ---- ----- ------ ------

---------------------------------- ---- ----- ---- ----- ------ ------
TJX                                 +3%        +6%       $4,737 $4,473
---------------------------------- ---- ----- ---- ----- ------ ------
(a)Combination of T.J. Maxx and Marshalls

    Margins

    During the third quarter of fiscal 2008, the Company's consolidated pretax profit margin from continuing operations was 8.5%, a 0.1 percentage point improvement over last year's strong performance. The gross profit margin from continuing operations for the fiscal 2008 third quarter was 25.2%, down 0.2 percentage points. The gross profit margin benefited from a 0.2 percentage point improvement in merchandise margins, which was more than offset by a mark-to-market adjustment on inventory-related foreign currency hedges (which will reverse in the fourth quarter). Selling, general and administrative costs as a percent of sales were 16.7%, a 0.2 percentage point improvement due to the Company's continued focus on cost containment, partially offset by a planned increase in marketing expense.

    Inventory

    Total inventories as of October 27, 2007, were $3.4 billion compared with $3.2 billion at the same time in the prior year. Consolidated inventories on a per-store basis, including the warehouses, at October 27, 2007, were down 1% versus being up 5% at the same time last year. Excluding the impact of foreign currency, inventories were down 3% on a per-store basis. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis.

    Share Repurchases

    During the third quarter, the Company spent a total of $300 million to repurchase TJX stock, retiring 10.3 million shares. Year to date, the Company has spent a total of $650 million to repurchase TJX stock, retiring 22.7 million shares. The Company continues to expect to repurchase $900 million of TJX stock during fiscal 2008, as compared to $557 million of TJX stock that the Company repurchased during fiscal 2007.

    Discontinued Operations

    The Company reports results from continuing operations, which exclude the results of operations from 34 discontinued A.J. Wright stores. These stores were closed during the fourth quarter of fiscal 2007 in order to reposition this business. Discontinued operations did not impact earnings per share during the third quarter, as the net income/(loss) from discontinued operations was immaterial.

    Fourth Quarter and Fiscal 2008 Outlook

    The Company has raised its expectation for fourth quarter fiscal 2008 earnings per share from continuing operations to $.58 to $.60, which represents a 14% to 18% increase over $.51 per share in the prior year. The increase in guidance primarily reflects the benefit of favorable foreign exchange rates. The fiscal 2007 fourth quarter results included a $.01 per share charge related to the unauthorized computer intrusion(s). Excluding this charge, the Company's estimated range for fiscal 2008 fourth quarter earnings per share from continuing operations represents a 12% to 15% increase over prior year's adjusted $.52. This outlook is based upon estimated consolidated comparable store sales growth of 4%, of which approximately 2% is due to the impact of foreign currency exchange rates.

    For the fiscal year ending January 26, 2008, the Company now expects earnings per share from continuing operations in the range of $1.58 to $1.60. Excluding charges incurred in the first and second quarters of fiscal 2008 related to the unauthorized computer intrusion(s) of $.28 per share, the Company expects fiscal 2008 earnings per share from continuing operations in the range of $1.86 to $1.88, which represents a 14% to 15% increase over the $1.63 per share from continuing operations in fiscal 2007. This outlook is based upon estimated consolidated comparable store sales growth of 4% for the full year.

    Stores by Concept

    During the third quarter, the Company added a total of 69 stores. TJX increased square footage by 4% over the same period last year.

                                     Store Locations Gross Square Feet
                                      Third Quarter    Third Quarter
                                                       (in millions)
                                     --------------- -----------------
                                     Beginning  End   Beginning   End
------------------------------------ --------- ----- ------------ ----
T.J. Maxx                                  830   851         25.0 25.7
------------------------------------ --------- ----- ------------ ----
Marshalls                                  764   777         24.4 25.0
------------------------------------ --------- ----- ------------ ----
Winners                                    185   190          5.4  5.5
------------------------------------ --------- ----- ------------ ----
HomeSense                                   70    71          1.7  1.7
------------------------------------ --------- ----- ------------ ----
HomeGoods                                  273   287          6.7  7.1
------------------------------------ --------- ----- ------------ ----
T.K. Maxx                                  212   225          6.6  7.0
------------------------------------ --------- ----- ------------ ----
A.J. Wright                                128   130          3.3  3.3
------------------------------------ --------- ----- ------------ ----
Bob's Stores                                34    34          1.5  1.5
------------------------------------ --------- ----- ------------ ----

------------------------------------ --------- ----- ------------ ----
TJX                                      2,496 2,565         74.6 76.9
------------------------------------ --------- ----- ------------ ----

    About The TJX Companies, Inc.

    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 851 T.J. Maxx, 777 Marshalls, 287 HomeGoods, and 130 A.J. Wright stores, as well as 34 Bob's Stores, in the United States. In Canada, the Company operates 190 Winners and 71 HomeSense stores, and in Europe, 225 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.

    Third Quarter Fiscal 2008 Earnings Conference Call

    At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company's third quarter fiscal 2008 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (866) 367-5577 through Tuesday, November 20, 2007.

    November Fiscal 2008 Sales Recorded Call

    Additionally, the Company expects to release its November 2007 sales results on Thursday, December 6, 2007, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's November sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, December 13, 2007.

    Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    Forward-looking Statements

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the results and effects of the intrusion or intrusions into our computer system including the losses and expenses we may incur (which may be different from the amount we reserved and estimated and which differences may be material) and consequences to our business (including potential effects on our reputation and our sales) and to the value of our company and related value of our stock; the terms and completion of the settlement of the customer class actions; our ability to successfully expand our store base and increase same store sales; risks of expansion and costs of contraction; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute the share repurchase program; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; adequacy of reserves; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.


        The TJX Companies, Inc. and Consolidated Subsidiaries
                          Financial Summary
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                                  Thirteen Weeks Ended
                                               -----------------------
                                               October 27, October 28,
                                                      2007       2006
                                               ----------- ----------

Net sales                                      $ 4,737,491 $4,472,943

Cost of sales, including buying and occupancy
 costs                                           3,541,498  3,334,085
Selling, general and administrative expenses       792,552    756,348
Provision for Computer Intrusion related costs           -          -
Interest (income) expense, net                       3,053      6,784
                                               ----------- ----------

Income from continuing operations before
 provision for income taxes                        400,388    375,726
Provision for income taxes                         150,927    144,907
                                               ----------- ----------

Income from continuing operations                  249,461    230,819

Loss from discontinued operations, net of
 income taxes                                            -       (207)
                                               ----------- ----------

Net income                                     $   249,461 $  230,612
                                               =========== ==========

Diluted earnings per share:
  Income from continuing operations            $      0.54 $     0.48
  Net income                                   $      0.54 $     0.48

Cash dividends declared per share              $      0.09 $     0.07

Weighted average shares for diluted earnings
 per share computation (in thousands)              464,534    479,491


        The TJX Companies, Inc. and Consolidated Subsidiaries
                          Financial Summary
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                               Thirty-Nine Weeks Ended
                                             -------------------------
                                              October 27,  October 28,
                                                    2007         2006
                                             -----------  -----------

Net sales                                    $13,158,870  $12,307,858

Cost of sales, including buying and
 occupancy costs                               9,936,410    9,291,257
Selling, general and administrative expenses 2,250,880 2,133,778 Provision for Computer Intrusion related
 costs                                           215,922            -
Interest (income) expense, net                      (423)      15,956
                                             -----------  -----------

Income from continuing operations before
 provision for income taxes                      756,081      866,867
Provision for income taxes                       285,480      333,362
                                             -----------  -----------

Income from continuing operations                470,601      533,505

Loss from discontinued operations, net of
 income taxes                                          -         (928)
                                             -----------  -----------

Net income                                   $   470,601  $   532,577
                                             ===========  ===========

Diluted earnings per share:
  Income from continuing operations          $      1.00  $      1.12
  Net income                                 $      1.00  $      1.12

Cash dividends declared per share            $      0.27  $      0.21

Weighted average shares for diluted earnings
 per share computation (in thousands)            472,286      480,242


        The TJX Companies, Inc. and Consolidated Subsidiaries
                       Condensed Balance Sheets
                             (Unaudited)
                            (In Millions)

                                               October 27, October 28,
                                                      2007        2006
                                               ----------- -----------
ASSETS
Current assets:
  Cash and cash equivalents                    $     388.1 $     341.6
  Accounts receivable and other current assets       436.4       335.4
  Current deferred income taxes, net                  96.7        16.3
  Merchandise inventories                          3,364.5     3,246.3
                                               ----------- -----------

     Total current assets                          4,285.7     3,939.6
                                               ----------- -----------

Property and capital leases, net of
 depreciation                                      2,236.5     2,055.6
Other assets                                         237.0       127.4
Goodwill and tradename, net of amortization          183.0       183.1
                                               ----------- -----------

     TOTAL ASSETS                              $   6,942.2 $   6,305.7
                                               =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                             $   1,819.1 $   1,717.1
  Accrued expenses and other current
   liabilities                                     1,313.0     1,015.2
                                               ----------- -----------

     Total current liabilities                     3,132.1     2,732.3
                                               ----------- -----------

Other long-term liabilities                          829.2       604.8
Long-term debt                                       839.3       794.7

Shareholders' equity                               2,141.6     2,173.9
                                               ----------- -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $   6,942.2 $   6,305.7
                                               =========== ===========


        The TJX Companies, Inc. and Consolidated Subsidiaries
                  Condensed Statements of Cash Flows
                             (Unaudited)
                            (In Millions)

                                               Thirty-Nine Weeks Ended
                                              ------------------------
                                              October 27,  October 28,
                                                    2007         2006
                                              ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                  $    470.6  $     532.6
  Depreciation and amortization                    272.3        261.6
  Deferred income tax provision                    (71.7)        16.2
  Amortization of stock compensation                42.3         55.7
  (Increase) in accounts receivable and other
   current assets                                 (110.1)       (32.6)
  (Increase) in merchandise inventories           (710.0)      (857.2)
  Increase in accounts payable                     399.6        389.3
  Increase in accrued expenses and other
   liabilities                                     246.1         81.4
  Other                                             39.0         29.8
                                              ----------  -----------

Net cash provided by operating activities          578.1        476.8
                                              ----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                              (406.1)      (291.8)
  Other                                              0.6          0.5
                                              ----------  -----------

Net cash (used in) investing activities           (405.5)      (291.3)
                                              ----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments for repurchase of common stock         (639.3)      (429.0)
  Proceeds from sale and issuance of common
   stock                                           103.5        203.9
  Cash dividends paid                             (112.3)       (91.2)
  Other                                              4.7          0.1
                                              ----------  -----------

Net cash (used in) financing activities           (643.4)      (316.2)
                                              ----------  -----------

Effect of exchange rate changes on cash              2.2          6.7
                                              ----------  -----------

Net (decrease) in cash and cash equivalents       (468.6)      (124.0)
Cash and cash equivalents at beginning of
 year                                              856.7        465.6
                                              ----------  -----------

Cash and cash equivalents at end of period    $    388.1  $     341.6
                                              ==========  ===========


        The TJX Companies, Inc. and Consolidated Subsidiaries
            Selected Information by Major Business Segment
                             (Unaudited)
                            (In Thousands)

                                                  Thirteen Weeks Ended
                                               -----------------------
                                               October 27, October 28,
Net sales:                                           2007        2006
                                               ----------  ----------
  Marmaxx                                      $3,008,842  $2,947,106
  Winners and HomeSense                           558,903     477,334
  T.K. Maxx                                       567,924     481,131
  HomeGoods                                       371,775     335,972
  A.J. Wright                                     151,274     148,499
  Bob's Stores                                     78,773      82,901
                                               ----------  ----------
                                               $4,737,491  $4,472,943
                                               ==========  ==========
Segment profit or (loss):
  Marmaxx                                      $  309,413  $  313,799
  Winners and HomeSense                            68,493      60,700
  T.K. Maxx                                        39,883      36,838
  HomeGoods                                        25,088      17,601
  A.J. Wright                                      (2,272)     (2,286)
  Bob's Stores                                     (2,933)     (1,178)
                                               ----------  ----------
                                                  437,672     425,474

General corporate expense                          34,231      42,964
Provision for Computer Intrusion related costs          -           -
Interest (income) expense, net                      3,053       6,784
                                               ----------  ----------

Income from continuing operations before
 provision for income taxes                    $  400,388  $  375,726
                                               ==========  ==========


        The TJX Companies, Inc. and Consolidated Subsidiaries
            Selected Information by Major Business Segment
                             (Unaudited)
                            (In Thousands)

                                               Thirty-Nine Weeks Ended
                                             -------------------------
                                              October 27,  October 28,
Net sales:                                          2007         2006
                                             -----------  -----------
  Marmaxx                                    $ 8,553,973  $ 8,252,311
  Winners and HomeSense                        1,419,707    1,246,680
  T.K. Maxx                                    1,495,032    1,235,891
  HomeGoods                                    1,032,181      943,151
  A.J. Wright                                    443,957      419,245
  Bob's Stores                                   214,020      210,580
                                             -----------  -----------
                                             $13,158,870  $12,307,858
                                             ===========  ===========
Segment profit or (loss):
  Marmaxx                                    $   834,042  $   791,583
  Winners and HomeSense                          142,884      130,263
  T.K. Maxx                                       60,709       54,608
  HomeGoods                                       44,174       30,333
  A.J. Wright                                     (6,968)      (9,070)
  Bob's Stores                                   (12,978)     (11,444)
                                             -----------  -----------
                                               1,061,863      986,273

General corporate expense                         90,283      103,450
Provision for Computer Intrusion related
 costs                                           215,922            -
Interest (income) expense, net                      (423)      15,956
                                             -----------  -----------

Income from continuing operations before
 provision for income taxes                  $   756,081  $   866,867
                                             ===========  ===========

         The TJX Companies, Inc. and Consolidated Subsidiaries

              Notes to Consolidated Condensed Statements

    1. During the fourth quarter of fiscal 2007 TJX closed 34 of its A.J. Wright stores and recorded the cost to close the stores, as well as operating results of the stores, as discontinued operations. Accordingly, the financial statements for the prior periods ended October 28, 2006 have been adjusted to reclassify the operating results of the closed stores as discontinued operations.

    2. TJX suffered an unauthorized intrusion or intrusions into portions of its computer system that process and store information related to credit and debit card, check and unreceipted merchandise return transactions (the intrusion or intrusions, collectively, the "Computer Intrusion"), which was discovered during the fourth quarter of fiscal 2007, and the related theft of customer data, primarily related to portions of the transactions at its stores (other than Bob's Stores) during the periods 2003 through June 2004 and mid-May 2006 through mid-December 2006.

    During the first six months of fiscal 2008 TJX incurred after-tax charges of $23 million for costs related to the Computer Intrusion. In addition, in the second quarter ended July 28, 2007 TJX recorded an after-tax reserve of $107 million for its estimated exposure to potential losses related to the Computer Intrusion. This reserve reflects the Company's estimation of probable losses in accordance with generally accepted accounting principles based on information available to the Company and includes an estimation of total potential cash liabilities, from pending litigation, proceedings, investigations and other claims, as well as legal and other costs and expenses, arising from the Computer Intrusion. Thus for the nine months ended October 27, 2007, net income includes after-tax charges of $130 million ($216 million pre-tax), or $0.28 per share, for costs related to the Computer Intrusion.

    3. During the third quarter ended October 28, 2007, TJX repurchased 10.3 million shares of its common stock at a cost of $300 million. On a year-to-date basis through October 28, 2007, TJX has repurchased 22.7 million shares at a cost of $650 million. Repurchases were suspended during most of the first quarter as a result of the discovery of the Computer Intrusion. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of when the repurchases are settled. Of the $300 million of repurchases made during the third quarter, $86 million completed a $1 billion stock repurchase program initially approved in October 2005 and $214 million of TJX common stock repurchases were made under the $1 billion stock repurchase program approved by the Board of Directors in January 2007.

    4. In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in an enterprise's financial statement. FIN 48 requires that TJX determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority and if so, recognize the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. TJX adopted FIN 48 in the first quarter ended April 28, 2007 and the net impact of adoption on its financial position was immaterial. However, in connection with the adoption, certain amounts that were historically netted within other liabilities were reclassified to other assets.

    CONTACT: The TJX Companies, Inc.
             Sherry Lang
             Senior Vice President
             Investor and Public Relations
             (508) 390-2323